Exhibit 99.9

PRESS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED’S INTERNATIONAL PATENT APPLICATION
FOR RECOMBINANT BATROXOBIN (rBAT) ACCEPTED

 rBAT IS WORLD’S FIRST BATROXOBIN SYNTHESIZED
THROUGH GENE RECOMBINATION; NATURAL BATROXOBIN
IS WORLD’S MOST PRESCRIBED ANTI-BLEEDING AGENT

Shanghai, China - May 29, 2007 - Sinobiomed Inc. (“Sinobiomed”, or “the Company”) is pleased to announce that the Patent Cooperation Treaty (PCT) has accepted the patent application for “a purified recombinant batroxobin with high bioactivity” made by Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. ("Shanghai Wanxing"), the Company’s 82% owned subsidiary.

The PCT issued the Sinobiomed invention - known as rBAT, or recombinant batroxobin -- international application number PCT/CN2007/001036 on March 30, 2007.

The invention comprises a DNA recombinant technology to fabricate batroxobin, which exists naturally in the venom of the pallas pit viper. The invention also covers the synthesis of the batroxobin gene, as well as the expression, purification and characterization of batroxobin. Shanghai Wanxing applied for a Chinese patent for rBAT in 2003.

Natural batroxobin is the world’s most prescribed biological anti-bleeding agent, but also has high production costs and safety concerns. In China, natural batroxobin currently has more than 80 percent of the domestic market.

rBAT is the world’s first batroxobin synthesized through gene recombination. Shanghai Wanxing’s low-cost, high-yield production process enhances bioactivity and guarantees the highest levels of purity. Shanghai Wanxing developed rBAT to prevent and treat surgical bleeding; it is now in Phase II Clinical Trials.

“The Patent Treaty Commission’s acceptance of our international patent application for recombinant batroxobin confirms Sinobiomed’s ability to identify unmet or underserved medical needs and develop innovative, patentable products to meet them,” said Company President and CEO Banyun Yang.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and awaiting a GMP certificate prior to market introduction, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
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Email: info@sinobiomed.com

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